Exhibit 99.4

GENNY PENNISE, INVESTOR RELATIONS

Good morning and thank you for joining us.

On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO.

Before we get started, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our 2002, IPO-related grant of restricted stock to employees.

We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to U.S. GAAP.

And given that our fourth quarter and fiscal 2005 results include the operations of Exult, we will also discuss comparisons in terms of 2004 pro forma results. 2004 Pro forma results include Exult in the prior year to provide a greater degree of comparability. ...

This is consistent with the SEC’s definition of pro forma results that are included in our periodic filings to reflect the Exult combination. We maintain a slide on our Web site which gives the breakdown of our fiscal 2004 pro forma results by quarter. It is located in the presentation section within the Investor Relations section of the Web site. This will be the last quarter that we report our results on a pro forma basis.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

In addition, on October 1, 2005, we began expensing stock-based compensation in accordance with FAS 123(R).

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Dale...

DALE GIFFORD

Good morning, everyone. Thank you for joining us.

Fiscal 2005 was truly a transformational year for Hewitt Associates. As you know, we completed our merger with Exult on the first day of the fiscal year, and, over 12 months of operating on a combined basis, it has been very clear that there is very strong demand for our HR BPO offer. We exceeded our original expectations for 9-to-12 wins in the year, winning 13 contracts in total, more than any firm in our industry. And to underscore our important market differentiation – which is the integration of outsourcing and consulting services – all 13 included at least one benefit service win or renewal, and most included consulting services. Our new merged organization greatly enhanced our ability to capture the strong market leadership position that we enjoy today. We feel very good about the financial prospects over the lives of these contracts, and we believe we are well-positioned for success in 2006 and beyond.

Of course, we understand that much of the “strategic positioning” that we did in fiscal 2005 created some short-term financial challenges. We worked to integrate the largest acquisition in our history. We invested more in fiscal 2005 than anticipated, capitalizing on the market opportunity by taking on more HR BPO work. We experienced a quicker-than-anticipated transition from selling benefits services on a stand-alone basis to primarily selling them as components of broader HR BPO contracts. And in the middle of all this – we embarked on a major reorganization.

My leadership team and I have been working to address these challenges and opportunities head-on, and we are committed to driving continued operational and financial performance improvement. We are streamlining the organization and creating greater accountability throughout the firm. We continue to aggressively work our cost structure to capture additional efficiencies, and have a number of specific initiatives underway. We are putting our resources where they need to be to ensure that current and new clients receive the quality they deserve and expect. And we are working to increase the level of visibility that investors have into our business.

(PAUSE)

Now let me take you through our results for the fourth quarter and fiscal 2005. I’m assuming you’ve all seen our press release.

All in, revenues in the fourth quarter were $721 million, an increase of 25% on a reported basis, and 3% on a pro forma basis when adjusting for the merger with Exult.

Reported earnings increased 22%, to $41 million. And core earnings increased 23%, to $44 million.

For the full year, net revenues were $2.8 billion, an increase of 29% over fiscal 2004 on a reported basis, and 7% on a pro forma basis.

Reported earnings grew 10%, to $135 million. And core earnings for the year met our revised expectations, coming in at $145 million.

Turning to the segments…For the full year, Outsourcing revenues increased 41%, or 7% on a pro forma basis, driven by increased services to new and existing HR BPO clients, and to a lesser extent by an increase in stand-alone benefits revenues.

You may have seen our press release this morning announcing that we’ve begun providing HR BPO services to Rohm and Haas. We announced Rohm and Haas as an unnamed HR BPO client on our last quarterly conference call – so while not a new win, it is none-the-less important as an expansion of our existing relationship in both benefits outsourcing and consulting.

As expected, in fiscal 2005, Outsourcing margins were down year-over-year due to a number of factors:

First – margins were down due to a shift in our business model – with a greater proportion of revenues coming from early stage HR BPO contracts – including clients acquired through the merger with Exult and the 13 new clients added in the year.

We also had a higher level of investment in that business, including the build-out of our global capabilities.

Margins were also negatively impacted by a $10 million charge taken in the second quarter resulting from the termination of two client contracts acquired through the Exult merger.

And margins in benefits outsourcing were in the mid-twenties, down 100 basis points – primarily in the first half of the year – as a result of the planned re-pricing of some older contracts to market prices, and to a lesser extent by higher client service delivery costs in the year. The higher client service delivery costs included the transition costs of the accelerated rollout of our global sourcing capabilities as well as the additional development of newer benefits-related service offerings.

All of these factors were partially offset by lower associate incentive compensation and discretionary benefit plan expenses compared to the prior year.

A key point is that despite the year-over-year decline, Outsourcing segment margins are improving. Our older contracts are progressing along the maturity curve, project revenues showed a significant improvement in the fourth quarter, and we are seeing the benefits of our cost management efforts, including our global sourcing initiatives. So while we expect to continue the build-out of our HR BPO business, we do see a more favorable balance going forward between the returns on our maturing contracts and our ongoing investment in newer contracts.

Consulting revenue growth for the full year came in at 6% on both a reported and a pro forma basis. On an organic constant currency basis, revenue growth was 4% — returning to positive territory after three years of being essentially flat. On this basis, Retirement and Financial Management grew in the mid-single digits, with most of the growth coming in Europe and North America; Talent and Organization Consulting revenues also grew in the mid-single digits, primarily outside North America; and Health Management revenues were about flat.

We saw an increase in Consulting margins of over 400 basis points in the year. While this was primarily driven by lower associate incentive compensation and discretionary benefit plan expenses, excluding the impact of these items, margins still improved.

Turning to cash flow… Cash flow from operations was $346 million for the year, compared to $241 million in fiscal 2004. Free cash flow was $161 million, which compared to $140 million in the prior year. The increase was primarily due to strong cash collections during the period, particularly in the fourth quarter.

Capital expenditures were $177 million in fiscal 2005. This is comprised of property and equipment – including a new facility in Charlotte – and software.

Now, let me speak to our outlook for fiscal 2006. Before I talk about guidance, I’d like to point out a couple of noteworthy items that will impact us this year…

First, recall that the entirety of the mature Bank of America contract will be going away in fiscal 2006. As we talked about last quarter, this will amount to about $180 million of reduced revenue year-over-year, more than half of which are third-party supplier revenues where our margins are nominal.

Second, as expected, we adopted FAS 123(R) in regards to stock-based compensation, on October 1, 2005, and will include the related impact in core earnings moving forward. We also changed our annual grant from options to restricted stock. This will result in a pretax impact of roughly $39 million in fiscal 2006, compared to $11 million in fiscal 2005. The fiscal 2006 expense includes $12 million related to the continued vesting of our fiscal 2002 and 2003 stock option grants not previously recorded as expense, includes $6 million related to the continued vesting of prior-year restricted stock grants, and $21 million related to the fiscal 2006 restricted stock grants.

Turning to guidance…

We are expecting total Company direct revenue in fiscal 2006 to grow in the mid-single digits. Total net revenues will be flat due to a substantial reduction in third-party revenues primarily as a result of the previously mentioned loss of the Bank of America contract, and additional planned reductions in low margin third-party revenue. We expect both direct Outsourcing and Consulting revenue to grow in the mid-single digits.

We have higher revenue visibility going in to fiscal 2006 in our Outsourcing business than we did going in to fiscal 2005. We are targeting 7-to-10 new HR BPO contracts in the year, depending on size. We have assumed in our forecast that the greater share of benefits outsourcing growth will continue to come from broader HR BPO contracts.

We are expecting improvement in both benefits and HR BPO margins aggregating to a couple hundred basis points in fiscal 2006, even after taking stock-based compensation in to account.

Core operating margins are expected to be about 9%, comprised of Outsourcing segment margins of about 14% - 15%, Consulting segment margins of about 15.5% - 16.5%, and unallocated shared services costs of about 6% of net revenue.

All in, we are expecting to achieve between $145 and $150 million in core earnings, including the impact of higher reported stock-based compensation expense.

We currently expect capital expenditures of $170 - $180 million in fiscal 2006, and free cash flow of around $200 - $220 million. The increase over fiscal 2005 is a result of lower incentive payments, lower cash taxes, and continued improvement in our collections, offset by continued investment in HR BPO.

Specific to the first quarter, we are forecasting a low-single digit decrease in total company net revenue, due to a significant decline in third party supplier revenues. Core earnings in the first quarter are expected to be about $32 - $35 million. Core earnings will include about $10 million of pretax stock-based compensation expense and approximately $10 million of severance expense related to the continued fine-tuning of our structure. I’ll speak to this last point in a moment.

We have a number of items that we are working on that give us confidence in our ability to achieve these numbers…

We’ve implemented initiatives to reduce our overall cost structure, and will begin to see more of the effects of such actions throughout fiscal 2006. These include:

— the reorganization of our sales and client management group;

— changes we made to our employee benefit programs;

— and the continued roll-out of our global sourcing capabilities. At the end of fiscal 2005, we had roughly 3,000 global sourced employees in India. We expect to have over 4,000 by the end of fiscal 2006.

As we said last quarter, the savings that result from these initiatives will enable us to be price competitive, to continue to invest in growing the business, and in the people necessary to do so, as well as contributing to our bottom line.

And in this area of cost management and operational efficiency, I have some additional items to share…

As many of you know, as part of our reorganization we consolidated several of our shared services functions under one Business Services Leader, whose primary responsibility is to oversee our internal services and improve our operational effectiveness and efficiency. We have already identified areas of targeted improvement – specifically related to procurement, transaction processing activities, and real estate. Actions in these areas are expected to result in significant additional savings over time, and we’ll report on our progress in future quarters.

Plus, we are continuing to fine-tune our structure and staffing levels to be more client-focused and more efficient. As a result, in our first quarter, we’re expecting to incur severance costs of approximately $10 million. We expect to realize compensation cost savings of approximately $17 million on an annualized basis from these actions. These costs and the subsequent savings are reflected in our 2006 outlook for the total Company as well as for the Outsourcing segment.

And finally, while we’ll continue our focus on the cost side of the equation in 2006, we will also continue to place a great emphasis on our associates who create and sustain our success. A primary priority in fiscal 2006 will be the development and retention of our people, with special focus on our most critical talent. As part of this, we do expect to return to higher bonus levels for our associates in fiscal 2006.

And, finally, given the discontinuities between fiscal 2005 and 2006 – especially regarding the Bank of America contract and the expensing of stock-based compensation, in addition to the initial maturing of our HR BPO business – I’d like to provide a multi-year perspective on our internal performance targets.

Beyond fiscal 2006, over the subsequent 2-3 years, we are targeting to achieve annual revenue growth of around 10%, and core operating margins moving toward 11%, which we’d expect to grow to higher levels in subsequent years.

So with that, I’ll turn it over to Dan…

DAN DECANNIERE

Thank you, Dale.

There are just a few items that are included in our results that I want to highlight ….

Core operating income, which excludes the expense for the one-time IPO-related grant of restricted stock, increased 5% in fiscal 2005, to $252 million, compared to $240 million in the prior year. Included are: $20 million of expense related to the amortization of Exult acquisition-related intangibles; $30 million of synergies realized in connection with the merger; and acquisition-related integration and retention costs of $14 million. Core operating margin decreased to 8.9%, from 10.9% in fiscal 2004. The decline was driven by lower outsourcing margins, which were partially offset by improvements in Consulting margins and unallocated costs. And as Dale mentioned, segment and firmwide margins benefited from lower incentive and discretionary benefit plan expenses, which amounted to $89 million versus the prior year.

Our effective income tax rate decreased to 39% for the year. We are forecasting a slightly lower rate for fiscal 2006—driven by our continued focus on items that impact the rate.

In the fourth quarter, we finalized the estimates related to the net assets acquired in the purchase accounting for the Exult acquisition. The change in estimates of client contract reserves, contractual customer relationships and core technology intangible assets, and related deferred taxes increased goodwill by about $34 million.

Turning to share repurchases, in fiscal 2005, we repurchased a total of 12.7 million shares – more than 10% of the shares outstanding at the beginning of the year.

Also, as most of you know, the share overhang issue is now largely behind us. What remains now are about 10 million of “un-vested” employee shares that are still effectively locked-up until next year. However, after vesting, most of these 10 million or so shares are subject to holding requirements so long as the owners are employees of Hewitt.

Now, I’d like to take a moment to discuss an accounting item that could have a growing effect on our reported financial results. Emerging Issues Task Force - or “EITF” - 00-21 requires that contracts with “multiple deliverables,” such as our HR BPO and some Benefits contracts, be bundled as one unit of accounting unless verifiable evidence of fair value for each and every part of a contract is demonstrated. For Hewitt, the result is that in certain cases revenues – and related client costs – for portions of contracts where we have delivered services and are entitled to payment, are deferred. Therefore, the accounting treatment is like that for implementation revenues and costs – they are deferred and amortized over the contract term. The difference in this case is that these amounts relate to ongoing services, and the amortization begins when we reach a point of having all – or nearly all – services under the contract live. For example, we could be live with benefits services, but as part of a larger contract with other HR BPO elements, not start revenue recognition for several months until the rest of the contract services go live. Since we are billing the client, and collecting the bills, the underlying contract economics are unchanged.

In fiscal 2005, we deferred $28 million of revenue and $27 million of related direct costs, most of which were in the fourth quarter. I am therefore foreshadowing what could grow to be somewhat of a divergence between our reported GAAP-based financial results and the cash-based economics of our client contractual arrangements. We will provide commentary where required in future quarters.

This quarter’s metrics – including the number of employees that we report as currently live with our HR BPO services, as well as our Outsourcing backlog – have been impacted by this item. Going forward, in order to provide greater consistency with the reported revenues and costs of the business, a contract will move from backlog to “go live” status when revenue recognition begins, which will generally be when the last service goes live.

As of the end of the fourth quarter, we were live with HR BPO services for 24 clients, covering about 685,000 employees. The sequential decline was due primarily to a large client that was previously included, but is now in backlog as a result of this accounting treatment. The decline was also partially a result of one of the previously disclosed contract terminations.

Many of you will recall that we have previously talked about winning 14 HR BPO contracts in fiscal 2005. In the fourth quarter, one of the unnamed companies previously included in our backlog – based on a signed letter of intent – decided to continue running their HR functions in-house. We did receive a modest fee for the work performed. As a result, the total number of contracts that we were awarded in the year was 13, rather than 14.

So – we now have nearly $180 million of annualized revenue in backlog—of which about 80% is related to HR BPO services, with the remainder related to stand-alone benefits services. In terms of pipeline, we now have nearly $330 million of annualized Outsourcing revenues in the pipeline – of which over 65% is related to HR BPO with the remainder from stand-alone Benefits services.

Lastly, I want to let you know that as a result of our recent reorganization, we will be modifying our segment reporting in fiscal 2006 to better reflect the changes we’ve implemented in our structure. Starting in the first quarter, we will be reclassifying a portion of the unallocated shared services costs – including sales and accounts – to be reported directly in the business segments, and moving some non-U.S. businesses previously managed in one segment, into the other. At that time, we will provide a reconciliation to make year-over-year comparisons more understandable.

Now, I’m going to turn it back over to Dale for a moment.

DALE

Thanks, Dan. There is one more thing I’d like to touch on…

I’m assuming you’ve all also seen our press release announcing that we’ve appointed a new CFO. We are extremely pleased that John Park will be joining us later this month.

Most recently CFO and acting president of Orbitz, John has also held senior financial roles at other companies, including Sears, Diageo, and PepsiCo. He brings a diversity of experience in financial and business strategy, and has a strong reputation for successfully helping to lead companies through change. John will be a strong partner and role model to our management team and businesses, particularly as we focus on delivering strong results to our shareholders.

Of course, on behalf of everyone at Hewitt, I want to thank Dan for his contributions over the last ten years and wish him well as he moves on to pursue new opportunities.

Given the wealth of experience that John brings to the table, we expect the transition will be quite smooth. We understand that many of you will be eager to meet him. As he settles into his new role, we will be offering opportunities for introductions in the coming weeks and months.

So, with that I’ll turn it over to the operator so we can take your questions…..

[Q&A session occurred]

DALE

In conclusion, once again I want to reiterate our management team’s confidence about the long-term prospects for our business.

We have the most comprehensive, flexible and high quality service offering available in the market today, and we have an enviable list of great clients and outstanding people focused on helping them achieve their business objectives.

I thank you for joining us today.

Forward-Looking Information and Pro Forma

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in the Company’s most recent form 10-K and most recent prospectus filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

The unaudited pro forma combined fiscal 2004 statement of operations is presented for illustrative purposes only and is not indicative of the results of operations that might have occurred had the merger with Exult actually taken place as of the dates specified, or that may be expected to occur in the future. It does not assume any benefits from cost savings or synergies, and does not reflect any integration costs that the combined Company realized or incurred after the merger. The unaudited pro forma combined statement of operations does reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue. Exult’s policy was to recognize revenue for long-term multi-deliverable process management contracts based on the proportion of contract costs incurred to date to then-current estimates of total contract costs. The effect of changes to total estimated contract revenues or costs was recognized in the period in which the determination was made that facts and circumstances dictated a change of estimate. For a more detailed description of Hewitt’s and the former Exult, Inc.’s revenue recognition policies, please refer to Hewitt’s Form 10-K for the year ended September 30, 2005 expected to be filed in November, 2005 and Exult, Inc.’s past SEC filings.